Exhibit 99.1

Friendly Auto Dealers Retains DME Capital to Provide Global Investor Relations Program

November 20, 2008 – Friendly Auto Dealers (OTCBB: FYAD) announced today that they have retained DME Capital, LLC, a NY based investor relations firm to initiate a global investor relations program.

Tony Lam, CEO of Friendly Auto Dealers stated, "As we move forward and begin to partner with companies both in the United States and overseas, I believe now is the right time to send our message to the investment community. After careful consideration, DME Capital, with their established relationships among retail and institutional investors, combined with their extensive databases, is the perfect partner for Friendly Auto Dealers."

David Elias, Co-President of DME Capital, said, "We are excited about the opportunity to work with Tony and the staff at Friendly Auto Dealers to enhance the investment community's awareness of Friendly Auto Dealers. Implementation of our plans to enhance Friendly Auto Dealers’ communication with current and future shareholders begins today. Our primary objective is to establish Friendly Auto Dealers’ relationships with the investment community, broadening the shareholder base and increasing the Street's awareness of FYAD's market opportunities and growth strategy."

About Friendly Auto Dealers

Friendly Auto Dealers is a development stage company that is seeking to enter into the promotional branding industry and intends to concentrate, but not limit its efforts in the People’s Republic of China and its retail automotive industry.  Friendly Auto Dealers plans to source and then sell novel promotional products initially to Chinese automotive dealers as well as other corporations and associations that use promotional products as part of their overall advertising and marketing strategies.  The Company plans to hire contractors in China to emblaze, embroider, or otherwise affix a customer’s corporate logo or message to the products.

About DME Capital

DME Capital LLC is a full service investor relations firm, representing growth oriented companies to the investment community. Investor Relations services include financial community and media relations, editorial services and interactive communications, as well as administrative, consulting and advisory services. DME Capital will ensure money; fund, and portfolio managers, financial analysts, brokers and individual investors receive a constant flow of information and updates. To learn more about DME Capital go to www.dmecapital.com.

Disclaimer

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact
David Elias
DME Capital, LLC
516-967-0205